Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 968-9300 (301) 968-9301 Fax www.AGNC.com

FOR IMMEDIATE RELEASE

January 12, 2009

CONTACT:

John Erickson, Chief Financial Officer

Tom McHale, Senior Vice President, Finance, American Capital

Justin Cressall, Vice President, Equity Capital Markets, American Capital

AGNC ANNOUNCES THE APPOINTMENT OF GARY KAIN

AS CHIEF INVESTMENT OFFICER

Bethesda, MD – January 12, 2009 – American Capital Agency Corp. (Nasdaq: AGNC) (“AGNC”) announced today that its Board of Directors has appointed Gary Kain as the Company’s Senior Vice President and Chief Investment Officer effective as of January 26, 2009. Mr. Kain will succeed Russell Jeffrey, who will be pursuing the full time management of Providence Investment Management, LLC. Mr. Jeffrey will continue to serve as a senior advisor to AGNC.

Mr. Kain most recently served as Senior Vice President of Investments and Capital Markets of Federal Home Loan Mortgage Corporation (“Freddie Mac”). He also served as Senior Vice President of Mortgage Investments & Structuring of Freddie Mac from February 2005 to April 2008. Mr. Kain’s group was responsible for managing all of Freddie Mac’s mortgage investment activities for the company’s $700 billion retained portfolio.

Previously, Mr. Kain was also the head trader in Freddie Mac’s Securities Sales & Trading Group where he was responsible for managing all trading decisions including REMIC structuring and underwriting, hedging all mortgage positions, income generation and risk management. Prior to his promotion to head trader in 1995, Mr. Kain served as a senior trader at Freddie Mac, responsible for managing the adjustable-rate mortgage and REMIC sectors. Mr. Kain joined Freddie Mac in 1988 as an analyst in the Financial Research Department.

Mr. Kain has also been appointed as a Senior Vice President and Managing Director of AGNC’s affiliate, American Capital, Ltd., and will be based in American Capital’s Bethesda, Maryland home office.

“We are very pleased to welcome Gary to our management team,” stated Malon Wilkus, Chairman, President and CEO of AGNC. “The depth and breadth of Gary’s experience managing all aspects of Freddie Mac’s mortgage investment portfolio – investment strategy, liability management, hedging and interest rate risk management – highlights his extensive knowledge of the agency MBS market. We believe that his skills and experience will help AGNC navigate the evolving mortgage landscape while continuing to generate attractive risk adjusted returns for our shareholders. We appreciate Russ’ contribution to the start-up of AGNC and look forward to his continued good advice, and wish him well in his future activities.”

ABOUT AGNC

AGNC is a REIT formed in 2008 to invest exclusively in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by an affiliate of American Capital, Ltd. Since its IPO in May 2008, AGNC has paid or declared $37.7 million in total dividends or $2.51 in dividends per share. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL

American Capital, with $17 billion in capital resources under management1, is the only private equity fund and the largest alternative asset management company in the S&P 500. American Capital, both directly and through its global asset management business, originates, underwrites and manages investments in private equity, leveraged finance, real estate and structured products. American Capital and its affiliates invest from $5 million to $400 million per company in North America and €5 million to €100 million per company in Europe. American Capital was founded in 1986 and currently has 11 offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

[1]	As of September 30, 2008

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various factors and uncertainties in predicting future results and conditions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Persons considering an investment in the Company should consider the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, as well as the investment objectives, charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission (“SEC”) on May 14, 2008 and in subsequent periodic reports filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement for any reason, except as otherwise required by law.